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                                                                 EXHIBIT 10.2




                               SERVICES AGREEMENT



         This SERVICES AGREEMENT (the "Agreement"), effective as of January 1, 1996 is made by and between Petty, Kneen & Company, L.L.C. ("PK&Co."), a Delaware limited liability company, Alternative Living Services, Inc. ("ALS"), a Delaware corporation and, as to Paragraph 14 hereof, William G. Petty, Jr. ("Mr. Petty") and John W. Kneen ("Mr. Kneen").



                              W I T N E S S E T H:


         WHEREAS, members and affiliates of PK&Co. perform substantial management, financial and strategic planning functions for ALS without direct compensation from ALS; and

         WHEREAS, it is believed that the cost of maintaining the additional personnel by ALS necessary to perform the functions provided for by this Agreement would exceed the fee set forth in Section 3 of this Agreement and that the terms of this Agreement are, in any event, no less favorable to ALS than could otherwise be obtained from a third party for comparable services; and

         WHEREAS, ALS desires to receive the management, financial and strategic planning services presently provided by PK&Co. and affiliates of PK&Co. and PK&Co. is willing to provide such services under the terms of this Agreement.

         NOW, THEREFORE, for and in consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree as follows:

1. Services to be Provided: PK&Co. agrees to make available to ALS, upon request, the following services (the "Services") to be rendered primarily by Mr. Petty and Mr. Kneen:

         (a) Consultation and assistance in the development and implementation of ALS's corporate business strategies, plans and objectives;

         (b) Consultation and assistance in management and conduct of corporate affairs and corporate governance consistent with the Restated Certificate of Incorporation and Bylaws of ALS;





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         (c)     Consultation and assistance in arranging financing necessary to implement the business plans of ALS;

         (d) Consultation and assistance with respect to strategic transactions, including the acquisition and disposition of assets and operations;

         (e) The services of Mr. Petty, in his capacity as Chairman of the Board of ALS, and the services of Mr. Kneen, in his capacity as a executive officer of ALS (including, without limitation, the services of Mr. Kneen as Chief Financial Officer of ALS); and

         (f) Such other services as may be mutually agreed upon by the parties hereto from time to time.

2. Scope of Services: It is the intent of the parties hereto that, with the exception of the ongoing assistance and services of Messrs. Petty and Kneen in their respective capacities as executive officers of ALS, PK&Co. shall provide only the Services requested by ALS in connection with regular and routine management, financial and strategic planning functions related to the ongoing operations of ALS. The parties hereto contemplate that the Services rendered in connection with the conduct of ALS's business will be on a scale comparable to the services provided by Messrs. Petty and Kneen in the second half of 1995, adjusted for the currently anticipated corporate growth; provided, however, that during such periods that Mr. Kneen shall be serving as Chief Financial Officer of ALS, Mr. Kneen shall devote substantially all of his business time and energy to the business and affairs of ALS. The parties hereto recognize that adjustments may be required to the terms of this Agreement in the event of major corporate acquisitions, divestitures or special projects. ALS will continue to bear all costs required for outside services including, but not limited to, the outside services of attorneys, auditors, trustees, transfer agents and registrars, and it is expressly understood that PK&Co. assumes no liability for any expenses or services other than those stated in Section 1. In addition to the fee paid to PK&Co. by ALS for the Services provided pursuant to this Agreement, ALS will pay to PK&Co. the amount of out-of-pocket costs incurred by PK&Co. in rendering such Services in accordance with the reimbursement policies of ALS, however, PK&Co. shall be responsible for paying any lease expense associated with office space maintained by PK&Co. in the Chicago area and the salary and employee costs of secretarial and administrative personnel of PK&Co. at such office (or, to the extent that any such expenses are paid directly by ALS, the fee provided for herein shall be reduced by the amount of such expenses).

3. Fee for Services: ALS agrees to pay to PK&Co. $80,000.00 quarterly, commencing as of January 1, 1996, pursuant to this Agreement; provided, however, that if Mr. Kneen shall be
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         relieved of his responsibilities as Chief Financial Officer of ALS in the future, the quarterly fee shall be $50,000.00 hereunder.

4. Original Term: Subject to the provisions of Section 5 hereof, the original term of this Agreement shall be from January 1, 1996 to April 30, 1998.

5. Extensions; Terminations: This Agreement shall be extended on a quarter-to-quarter basis after the expiration of its original term unless written notification is given by PK&Co. or ALS to the other thirty (30) days in advance of the first day of each successive quarter or unless it is superseded by a subsequent written agreement of the parties hereto. In addition, this Agreement may be terminated by ALS by giving thirty (30) days advanced written notice to PK&Co.

6. Right to Purchase ALS Shares: In consideration of PK&Co. agreeing to provide the Services hereunder, ALS shall afford PK&Co. the opportunity to purchase, in a private placement transaction, 107,575 shares of ALS common stock pursuant to that certain Purchase Agreement, a copy of which is attached hereto. Upon the purchase of any shares of ALS common stock pursuant to such purchase agreement, such shares shall be validly issued, fully paid and non-assessable, and the rights of PK&Co. in those shares shall not be affected by any breach, termination or amendment of this Agreement.

7. Limitation of Liability: In providing its Services hereunder, PK&Co. shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither PK&Co. nor any member, officer, employee or agent of PK&Co. or its affiliates shall be liable to ALS for any error of judgment or mistake of law or for any loss incurred by ALS in connection with the matter to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of PK&Co..

8. Indemnification of PK&Co. by ALS: ALS shall indemnify and hold harmless PK&Co., its affiliates and their respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including attorneys' fees and other expenses of litigation) to which such party may become subject to arising out of the Services provided by PK&Co. to ALS hereunder; provided that such indemnity shall not protect any such party against any liability to which such person would otherwise be subject to by reason of willful misfeasance, bad faith or gross negligence.

9. Further Assurances: Each of the parties will make, execute, acknowledge and deliver such other instruments and documents,




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         and take all such other actions, as the other party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

10. Notices. All communications hereunder shall be in writing and shall be addressed, if intended for PK&Co., to 184 Shuman Boulevard, Suite 200, Naperville, Illinois 60563, Attention: William G. Petty, Jr., or such other address as it shall have furnished to ALS in writing, and if intended for ALS, to 450 N. Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, Attention: President, or such other address as it shall have furnished to PK&Co. in writing.

11. Amendment and Modification: Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto.

12. Successor and Assigns: This Agreement shall be binding upon and inure to the benefit of PK&Co. and ALS and their respective successors and assigns, except that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party.

13. Governing Law: This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Wisconsin.

14. Agreement of Messrs. Petty and Kneen: In consideration of this Agreement and as a further inducement to ALS to enter into this Agreement, during the term of this Agreement each of Mr. Petty and Mr. Kneen hereby agree: (i) to serve ALS in their respective current capacities as contemplated hereby until such time as ALS, acting by its Board of Directors, shall elect to modify, amend or discontinue such capacities or responsibilities; and (ii) to provide ALS with a right of first offer with respect to any Assisted Living Opportunities (hereinafter defined) that may be offered to them personally or in their capacities as ALS representatives, which right of first offer shall be deemed refused by ALS unless the President or the Board of Directors of ALS shall notify Messrs. Petty and Kneen of its election to pursue such Assisted Living Opportunity within five (5) days following notice by Mr. Petty or Mr. Kneen to ALS of such Assisted Living Opportunity. "Assisted Living Opportunity" for purposes hereof shall mean opportunities to manage, lease, purchase or otherwise operate residences or facilities engaged primarily in the business of providing assisted living services to the elderly (including, without limitation, specialty assisted living care for individuals suffering from



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         Alzheimer's disease or other dementias or congregate living communities offering assisted living services), either directly or through the purchase of ownership interests in one or more entities primarily engaged in such activities.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        PETTY, KNEEN & CO. L.L.C.



                                        By:___________________________
                                        Title:________________________


                                        ALTERNATIVE LIVING SERVICES, INC.



                                        By:___________________________
                                        Title:________________________

                                        As to Paragraph 14 hereof:



                                        ______________________________
                                        WILLIAM G. PETTY, JR.



                                        ______________________________
                                        JOHN W. KNEEN



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